Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Tables

SCHEDULE 14A

(Form Type)

ON TRACK INNOVATIONS LTD.

(Exact Name of Registrant as Specified in its Charter)

Table 1 — Transaction Value

	Proposed Maximum Aggregate Value of the Transaction	Fee Rate	Amount of Filing Fee**
Fees to be Paid	$4,500,000.00	0.0000927	$417.15
Fees Previously Paid	$0		$0
Total Transaction Valuation	$4,500,000.00
Total Fees Due for Filing			$417.15
Total Fees Previously Paid
Total Fees Offsets
Net Fees Due

**	In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the transaction value by 0.000927.